Company Contact:          EXHIBIT 99.1
Stephen A. Heit
800 524-2720, ext. 183
FOR IMMEDIATE RELEASE

CCA Industries, Inc., Reports 4.7% Net Revenue Growth For Full Year 2014 &
Reports Restructuring Plan to Restore Long Term Profitable Growth Taking Hold

EAST RUTHERFORD, N.J., March 2, 2015 -- CCA Industries, Inc. (NYSE MKT: "CAW"), announced today its fourth quarter and full year results for the period ended November 30, 2014. The results can be found on the chart below.
KEY ACTIONS TAKEN IN 2014 TO RESTORE COMPANY PROFITABILITY
In December of 2013 the Board of Directors of CCA Industries, Inc., approved management’s plan to restore the Company’s long record of delivering profitable growth and sustained shareholder value. The plan was a multi-year effort that will be completed by the end of fiscal 2015. The Company expects results in fiscal 2015 to start showing the positive effects of the restructuring plan. Key tenets of the program are:
(i) Returning CCA’s focus on leveraging smart marketing and advertising programs to drive its brands connection to its consumer base;
(ii) Repositioning its Go to Market model from an internally, fixed cost approach to an outsourced, variable cost basis to more efficiently capture business dynamics;
(iii) Reducing overhead expenses reflecting the shift to an outsourced model;
(iv) Recapitalizing the Company to help fund programs necessary to achieve near and longer-term plan goals;
(v) Restoring growth by concentrating efforts against its core business units (Plus White, Sudden Change Bikini Zone and Nutra Nail Nail Treatments); and
(vi) Reducing spending in all areas that do not directly drive the brands message to the consumer.
As a result of activating the above plan early in fiscal 2014, CCA has already become a far more productive and efficient Consumer Packaged Goods platform--one that posted a 4.7 % net sales increase in fiscal 2014 versus comparable net sales for the fiscal 2013 year while squeezing significant operating costs out of the system in 2014 versus 2013, including, but not limited to:

◦	Shipping costs reduced by $1,675,913 due to outsourcing to Emerson warehousing operations;

◦	Personnel costs reduced by $5,310,009 due to a reduction in workforce from 98 to 37;

◦	Sales commissions $538,505 lower by leveraging the scale of the Emerson Group;

◦	Health Insurance costs reduced by $701,170 as a result of the reduction on workforce;

◦	Travel, meals, and entertainment costs lower by $322,563; and

◦	Consulting costs reduced by $700,389 as a result of executing separation agreements with David Edell and Ira Berman.
That said, as part of the plan initiated, the Company (i) incurred $2,738,570 in restructuring costs for the year ending November 30, 2014, (ii) increased its working media spending by $2,800,000 to jump start its core brands after experiencing double-digit consumer sales declines in fiscal 2013 (positive trends extending out to the first quarter of fiscal 2015 are being realized), (iii) reduced inventory by $3,426,077 during fiscal 2014 as a result of the Company’s efforts to move manufacturing to a turn-key basis, creating efficiencies in the supply chain, and the sale of inventory as a result of the Mega T divestiture and (iv) discontinued its Gel Perfect line of nail color and divested its dietary supplement weight loss business, Mega T in fiscal 2014. These business units are reported in the Company’s income statement as discontinued Operations. Selling, General and Administrative expenses, in total were reduced by over $6,550,681 Million in fiscal 2014 or 35.7% lower versus fiscal 2013, including the major ones noted above.
In addition, as previously reported, the Company entered into a Loan and Security Agreement with Capital Preservation Solutions, LLC for a $5,000,000 Working Capital line of Credit and a Term Loan for working capital purposes not to exceed $1,000,000. We believe this action will enable CCA to continue to support its business plans and achieve the overarching goals of the restructuring plan approved and initiated in 2014.
Richard Kornhauser, Chief Executive Officer and President of CCA Industries, Inc. said, “We expect that our plan in totality to lead CCA back to its historical position of generating profitable growth and consistently delivering shareholder value. Moving forward into fiscal 2015, we are deploying harder working brand advertising and media programs, more targeted trade programs and enhanced in-store merchandising that in tandem will help drive our business throughout the year. We have more work to do; in fact, for example, we are in the end state of negotiating a sublease for the unused space in our current building, which includes 60,000 square feet of warehouse. We expect to realize a substantial savings on a go forward basis, once we hopefully consummate this key effort by the end of the second quarter of fiscal 2015. We are also continuing to work towards having all our brands manufactured on a turn-key basis, leading to further cost reduction and a more efficient product supply chain. In the end, we believe the difficult choices that we have made and continue to make will help us retool CCA into a dynamic CPG platform company for years to come.”
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “ “Solar Sense” sun protection products, “and “Pain Bust RII” an analgesic product.
Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	November 30, 2014	November 30, 2013

Revenues	$ 5,486,789	$ 5,526,796

(Loss) from Continuing Operations	$ (3,676,099)	$ (2,162,984)
Income (Loss) on Discontinued Operations	$ (586,596)	$ (2,065,145)
Net Income (Loss)	$ (4,262,695)	$ (4,228,129)

Earning per Share:
Basic
Continuing Operations	$ (0.52)	$ (0.31)
Discontinued Operations	$ (0.08)	$ (0.29)
Earnings (Loss)	$ (0.60)	$ (0.60)

Earning per Share:
Diluted
Continuing Operations	$ (0.52)	$ (0.31)
Discontinued Operations	$ (0.08)	$ (0.29)
Earnings (Loss)	$ (0.60)	$ (0.60)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,037,694
Diluted	7,006,684	7,037,694

Twelve Months Ended
	November 30, 2014	November 30, 2013

Revenues	$ 30,578,545	$ 28,827,163

(Loss) from Continuing Operations	$ (2,803,428)	$ (3,511,282)
(Loss) Income on Discontinued Operations	$ (5,996,041)	$ (2,681,966)
Net Loss	$ (8,799,469)	$ (6,193,248)

Earning per Share:
Basic
Continuing Operations	$ (0.40)	$ (0.50)
Discontinued Operations	$ (0.86)	$ (0.38)
(Loss)	$ (1.26)	$ (0.88)

Earning per Share:
Diluted
Continuing Operations	$ (0.40)	$ (0.50)
Discontinued Operations	$ (0.86)	$ (0.38)
(Loss)	$ (1.26)	$ (0.88)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,037,694
Diluted	7,006,684	7,037,694